Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-211718

Pricing Supplement dated December 27, 2016 to the

Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and

Prospectus Dated June 30, 2016

The Toronto-Dominion Bank $839,000 Autocallable Contingent Interest Barrier Notes Linked to the shares of the VanEck VectorsTM Gold Miners ETF Due January 2, 2020.

The Toronto-Dominion Bank ("TD" or “we”) has offered the Autocallable Contingent Interest Barrier Notes (the “Notes”) linked to the shares of the VanEck VectorsTM Gold Miners ETF (the “Reference Asset”). The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a rate of 10.30% per annum (the “Contingent Interest Rate”) only if the Closing Price of the Reference Asset is greater than or equal to the Barrier Price of 60% of the Initial Price on the related Valuation Date. The Notes will be automatically called if the Closing Price of the Reference Asset is greater than or equal to the Initial Price on any Valuation Date other than the Final Valuation Date. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to their Principal Amount, plus the Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:

•          If the Final Price is greater than or equal to the Barrier Price, the Principal Amount of $1,000.

•          If the Final Price is less than the Barrier Price, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change

If the Notes are not automatically called and the Final Price is less than the Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed on any securities exchange.

The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount and, if the Final Level is less than the Barrier Price, investors may lose up to their entire investment in the Notes.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016, (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on December 30, 2016, against payment in immediately available funds.

The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is $944.80 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-2 of this pricing supplement. The estimated value is less than the public offering price of the Notes.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	$30.00	$970.00
Total	$839,000.00	$25,170.00	$813,830.00

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.

1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $970.00 (97.00%) per Principal Amount of the Notes.

2 TD Securities (USA) LLC (“TDS”) (the “Agent”) will receive a commission of $30.00 (3.00%) per Note and will use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes, or has offered the Notes directly to investors. The Agent may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $30.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-18 of this pricing supplement.

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Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes are determined on the Pricing Date, based on prevailing market conditions and are set forth in this pricing supplement.

The estimated value of the Notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value of the Notes is based on our internal funding rates. As a result of this difference, the estimated value may be higher than it would have been if it were calculated by reference to the levels at which our benchmark debt securities trade in the secondary market.

The estimated value of the Notes on the Pricing Date is less than the public offering price of the Notes. The difference between the public offering price of the Notes and the estimated value of the Notes resulted from several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes and estimated development and other costs which we may incur in connection with the Notes.

The estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent or any third party may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if it makes a market in the Notes, which it is not obligated to do), may exceed the estimated value on the Pricing Date for a temporary period expected to be approximately 9 months after the Issue Date because, in its discretion, TDS may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. TDS made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes the time since issuance and the size of the secondary market transaction. The amount of the estimated costs which TDS effectively reimburses to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

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Autocallable Contingent Interest Barrier Notes Linked to the shares of the VanEck VectorsTM Gold Miners ETF Due January 2, 2020

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	TD
Issue:	Senior Debt Securities
Type of Note:	Autocallable Contingent Interest Barrier Notes
Term:	Approximately 3 years, subject to an automatic call
Reference Asset:	The shares of the VanEck VectorsTM Gold Miners ETF (ticker: GDX)
CUSIP / ISIN	89114QYX0 / US89114QYX05
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount	$1,000 per Note
Pricing Date:	December 27, 2016
Issue Date:	December 30, 2016
Call Feature:	If the Closing Price of the Reference Asset on any Valuation Date other than the Final Valuation Date is greater than or equal to the Initial Price, we will automatically call the Notes and, on the applicable Call Payment Date, will pay you a cash payment equal to the Principal Amount, plus the Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.
Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Valuation Date.

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Valuation Dates:	The 27th calendar day of each March, June, September, and December, commencing on March 27, 2017 and ending on December 27, 2019 (the “Final Valuation Date”), unless any such date is not a Trading Day, in which case the relevant Valuation Date (or Final Valuation Date) will be the next following Trading Day. If a Market Disruption Event occurs or is continuing on any Valuation Date (including the Final Valuation Date), the Valuation Date will be postponed to the next Trading Day on which no Market Disruption Event occurs or is continuing. In no event, however, will any Valuation Date be postponed by more than ten Trading Days. If the determination of the Closing Price of the Reference Asset for any Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Price of the Reference Asset will be determined. In such an event, the Calculation Agent will estimate the price that would have prevailed in the absence of the Market Disruption Event.
Contingent Interest Payment Dates:	With respect to each Valuation Date, the third Business Day following the related Valuation Date, subject to postponement as described above under “— Valuation Dates”
Contingent Interest Payment:

If the Closing Price of the Reference Asset is greater than or equal to the Barrier Price on the relevant Valuation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:

Principal Amount x Contingent Interest Rate x ¼

Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Price of the Reference Asset on the related Valuation Date is less than the Barrier Price.

Contingent Interest Rate:	10.30% per annum
Maturity Date:	January 2, 2020, subject to postponement as described above under “— Valuation Dates”
Payment at Maturity (If Not Called):

If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:

•        If the Final Price is greater than or equal to the Barrier Price:

The Principal Amount of $1,000.

•        If the Final Price is less than the Barrier Price:

The sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change

If the Notes are not automatically called and the Final Price is less than the Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

Percentage Change:	The Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Initial Price:	$19.87, which is the Closing Price of the Reference Asset on the Pricing Date, subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement
Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date
Barrier Price:	$11.922, which is 60% of the Initial Price, subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement
Monitoring Period:	Final Valuation Date Monitoring

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Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto
U.S. Tax Treatment:	By purchasing the Notes, you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Reference Asset. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” subject to section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page P-16 and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-38.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

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Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. Alternatively, The Toronto-Dominion Bank, any Agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.

We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

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Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the product prospectus supplement and the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Price is less than the Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level, and may lose the entire Principal Amount.

You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Price on the Corresponding Valuation Date Is Less Than the Barrier Price.

You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Price of the Reference Asset on the related Valuation Date is less than the Barrier Price. If the Closing Price of the Reference Asset is less than the Barrier Price on each Valuation Date over the term of the Notes, you will not receive any Contingent Interest Payments, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Interest Payment on the Maturity Date, you will incur a loss of principal because the Final Price will be less than the Barrier Price, and you may lose your entire Principal Amount.

The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of the Reference Asset.

The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of any Contingent Interest Payments paid over the life of the Notes. Therefore, if the appreciation of the Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return would be if you made an investment in the Reference Asset or a security directly linked to the positive performance of the Reference Asset.

Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.

If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

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There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset, and as a result, you may suffer substantial losses.

The Amounts Payable on the Notes Are Not Linked to the Price of the Reference Asset at Any Time Other Than on the Valuation Dates, Including the Final Valuation Date.

Any payments on the Notes will be based on the Closing Price of the Reference Asset only on each Valuation Date. Even if the market price of the Reference Asset appreciates prior to the relevant Valuation Date but then drops on that day to a Closing Price that is less than the Barrier Price, you will not receive the Contingent Interest Payment on the corresponding Contingent Interest Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Price of the Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual price of the Reference Asset at other times during the term of the Notes may be higher than the price on one or more Valuation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Price of the Reference Asset on the applicable Valuation Date.

The Contingent Interest Rate Will Reflect In Part the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.

Generally, the higher the Reference Asset’s volatility, the more likely it is that the Closing Price of the Reference Asset price could be less than the Initial Price or the Barrier Price on a Valuation Date. Volatility means the magnitude and frequency of changes in the price of the Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Asset could fall sharply on the Valuation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.

There Are Market Risks Associated with the Reference Asset.

The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, its investment advisor (the “Investment Advisor”), the underlying assets held by the Reference Asset (the “Reference Asset Constituents”) and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Investment Advisor and the Reference Asset for your Notes. For additional information, see "Information Regarding the Reference Asset" in this pricing supplement and the Investment Advisor's SEC filings. We urge you to review financial and other information filed periodically by the Investment Advisor with the SEC.

The Business Activities of the Issuer or its Affiliates May Create Conflicts of Interest.

We and our affiliates expect to engage in trading activities related to the Reference Asset or any Reference Asset Constituents that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Asset Constituents, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our or their affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or any Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Asset, and, therefore, the market value of the Notes.

Hedging Activities May Adversely Affect the Market Value of the Notes.

We and any third party with whom we may enter into hedging arrangements with respect to the Notes may hedge by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset, and may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or these third parties may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the price of the Reference Asset.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their

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customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

Estimated Value

The Estimated Value of Your Notes Is Lower Than the Public Offering Price of Your Notes.

The estimated value of your Notes is lower than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions expected to be paid to the Agent or its affiliates, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring and hedging the Notes, the estimated cost which we expect to incur in hedging our obligations under the Notes and estimated development and other costs which we expect to incur in connection with the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.

The estimated value of your Notes is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market, and at times the internal funding rates we use in calculating the estimated value of your Notes may be lower. As a result of this difference, the estimated value referenced above may be higher than it would have been if it were calculated by reference to the levels at which our benchmark debt securities trade in the secondary market.

The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Notes is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

The estimated value of the Notes is not a prediction of the prices at which the Agent may be willing to purchase the Notes from you in secondary market transactions (if it is willing to purchase, which it is not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which the Agent may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if it makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes. The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes. Your financial institution may reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

There Are Liquidity and Management Risks Associated with an ETF.

Although shares of the Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market.

An ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

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We Have No Affiliation with Any Index Sponsor or the Investment Advisor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or the Investment Advisor.

The Index Sponsor and the Investment Advisor are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor or the Investment Advisor, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsor and the Investment Advisor have no obligation of any sort with respect to the Notes. Thus, Index Sponsor and the Investment Advisors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor or the Investment Advisor.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity on the Notes. We will serve as the Calculation Agent but may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Reference Asset has occurred, and make certain adjustments to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

You Will Have No Rights to Receive Any Shares of the Reference Asset or Any Reference Asset Constituents held by the Reference Asset, and You Will Not Be Entitled to Dividends or Other Distributions by the Reference Asset.

The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Reference Asset or any of its Reference Asset Constituents. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the Investment Advisor, or any other rights with respect to the Reference Asset or any of its Reference Asset Constituents. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset or its Reference Asset Constituents and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Reference Asset or any of its Reference Asset Constituents.

Changes that Affect the Target Index of the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The Reference Asset is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the NYSE Arca Gold Miners Index (the “Index”). The policies of the sponsor of the Index (the “Index Sponsor”) concerning the calculation of the Index, additions, deletions or substitutions of the components of the Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Index and, therefore, could affect whether a Contingent Interest Payment is payable, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index. Some of the risks that relate to a target index of an ETF include those discussed in the product prospectus supplement, which you should review before investing in the Notes.

The Reference Asset and the Index Are Different and the Performance of the Reference Asset May Not Correlate With That of the Index.

The performance of the Reference Asset may not exactly replicate the performance of the Index because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its applicable Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, differences in trading hours between the Reference Asset and the Index or due to other circumstances. In addition, because the shares of the Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

The Price of the Reference Asset May Not Completely Track its Net Asset Value.

The price the Reference Asset will usually track the value of the Index, but may not track the Index’s value completely. The price of the Reference Asset will reflect costs and fees that the Index does not have. In addition, because the shares of the Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

Adjustments to the Reference Asset Could Adversely Affect the Notes.

The Investment Advisor is responsible for calculating and maintaining the Reference Asset. The Investment Advisor can add, delete or substitute the Reference Asset Constituents. The Investment Advisor may make other methodological changes that could change the price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may

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be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.

Because some of the Reference Asset Constituents held by the Reference Asset are publicly traded in foreign countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.

An Investment in the Notes Is Subject to Exchange Rate Risk.

Some of the Reference Asset Constituents held by the Reference Asset may be issued by non-U.S. issuers. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents held by the Reference Asset are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Reference Asset will be adversely affected and the price of the Reference Asset, and consequently the market value of the Notes, may decrease.

Time Zone Differences Between the Cities Where the Reference Asset Constituents Held by the Reference Asset and the Reference Asset Trade May Create Discrepancies in Trading Prices.

As a result of the time zone difference, if applicable, between the cities where the securities comprising the Reference Asset trade and where the shares of the Reference Asset trade, there may be discrepancies between the values of the Reference Asset and the Reference Asset Constituents. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the Reference Asset remaining unchanged for multiple trading days in the city where the shares of the Reference Asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the Reference Asset trades is closed.

The VanEck VectorsTM Gold Miners ETF Does Not Measure the Performance of Gold Bullion.

The VanEck VectorsTM Gold Miners ETF (the "GDX Fund") measures the performance of shares of gold and silver mining companies and not gold bullion. Therefore the GDX Fund may under- or over-perform gold bullion over the short- or long-term.

There Are Risks Associated with Investments in Securities with Concentration in The Gold and Silver Mining Industry.

The GDX Fund seeks to track the performance of the NYSE Arca Gold Miners Index, which is comprised of the stocks of companies primarily engaged in the mining of gold or silver. The shares of the GDX Fund may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the GDX Fund primarily invests in stocks and American depositary receipts of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the GDX Fund, and the value of Notes linked to the GDX Fund, are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Similarly, silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

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You Will Have Limited Anti-Dilution Protection.

The Calculation Agent will adjust the Initial Price and Barrier Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Those events or other actions by the Investment Advisor or a third party may nevertheless adversely affect the price of the Reference Asset, and adversely affect the value of your Notes.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your own tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns

The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Prices and Percentage Changes of the Reference Asset used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the Initial Price, the Closing Price, the Final Price or the price of the Reference Asset on any trading day prior to the Maturity Date. All examples assume an Initial Price of $20.00, a Barrier Price of $12.00 (60% of the hypothetical Initial Price), a Contingent Interest Payment of $25.75 per Note (reflecting a Contingent Interest Rate of 10.30% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Valuation Date, including the Final Valuation Date. The actual Initial Price and Barrier Price are set forth on the cover hereof.

Example 1 —	The Notes Are Automatically Called Prior to the Final Valuation Date.

Valuation Date	Closing Price	Payment (per Note)
First	$27.00 (greater than the Initial Price)	$1,000 (Principal Amount) + $25.75 (Contingent Interest Payment)
$1,025.75 (total payment upon Automatic Call)

If on the first Valuation Date, the Closing Price is greater than or equal to the Initial Price (and therefore also greater than the Barrier Price), then the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,025.75 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 2.575% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Closing Price of the Reference Asset is greater than or equal to the Barrier Price on each of the Valuation Dates, the Notes Are Not Automatically Called and the Final Price is Greater Than the Barrier Price.

Valuation Date	Closing Price	Payment (per Note)
First through Eleventh	Various (greater than or equal to the Barrier Price; less than the Initial Price)	$283.25 (Contingent Interest Payments)
Final Valuation Date	$17.00 (greater than the Barrier Price)	$1,000 (Principal Amount) + $25.75 (Contingent Interest Payment)
$1,025.75 (total payment on Maturity Date)

If the Closing Price of the Reference Asset on each of the first through eleventh Valuation Dates is greater than or equal to the Barrier Price and less than the Initial Price, we will pay the Contingent Interest Payment on each applicable Contingent Interest Payment Date and the Notes will not be called. If on the Final Valuation Date the Final Price is greater than or equal to the Barrier Price, then on the Maturity Date we will pay you a cash payment equal to $1,025.75 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $283.25 paid in respect of the prior Contingent Interest Payment Dates, the Bank will have paid you a total of $1,309.00 per Note, a return of 30.90% per Note.

Example 3 —	The Closing Price of the Reference Asset is less than the Barrier Price on each of the Valuation Dates, the Notes Are Not Automatically Called and the Final Price is Less Than the Barrier Price.

Valuation Date	Closing Price	Payment (per Note)
First through Eleventh	Various (less than Barrier Price)	$0
Final Valuation Date	$10.00 (less than the Barrier Price)	$1,000 + ($1,000 x Percentage Change) =$1,000 + ($1,000 x –50.00%) = $500.00 (Total Payment on Maturity Date)

If the Closing Price of the Reference Asset on each of the first through eleventh Valuation Dates is less than the Barrier Price, we will not pay the Contingent Interest Payment on any of the applicable Contingent Interest Payment Dates and the Notes will not be called. If on the Final Valuation Date the Final Price is less than the Barrier Price, then on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and Percentage Change, for a total of $500.00 per Note, a loss of 50.00% per Note.

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Information Regarding the Reference Asset

The Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have not independently verified the accuracy or completeness of reports filed by the Investment Advisor with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the Investment Advisor from publicly available information, including its filings with the SEC and obtained the historical performance of the Reference Asset from Bloomberg Professional® service. We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into the Reference Asset and the Investment Advisor.

VanEck VectorsTM Gold Miners ETF

We have derived all information contained herein regarding the VanEck VectorsTM Gold Miners ETF (the "GDX Fund") from publicly available information. Such information reflects the policies of, and is subject to change by the VanEck Vectors ETF Trust (the "Trust"), Van Eck Securities Corporation, and Van Eck Associates Corporation. TD has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund.

The GDX Fund is an investment portfolio maintained and managed by the Trust and advised by Van Eck Associates Corporation. The Trust is an open-end investment company registered under the Investment Company Act of 1940 that consists of numerous separate investment portfolios, including the GDX Fund. The GDX Fund seeks to replicate the performance of the NYSE Arca Gold Miners Index (the "Index") by investing in a portfolio of securities that generally replicates the Index. The Index, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and American depository receipts ("ADRs") of publicly traded companies involved primarily in mining for gold and silver ore.

The GDX Fund, using a "passive" or indexing investment approach, attempts to approximate the investment performance of the Index by investing in a portfolio of securities that generally replicates the Index. The GDX Fund normally invests at least 80% of its total assets in securities that comprise the Index. The GDX Fund is classified as a non-diversified fund and concentrates its investments in the industry or group of industries that the Index concentrates in. The Index is a modified market-capitalization weighted index primarily comprised of publicly traded companies involved in the mining for gold and silver.

As of October 31, 2016 the net expense ratio of the GDX Fund is expected to accrue at an annual rate of 0.52% of the GDX Fund's average daily net asset value. Expenses of the GDX Fund reduce the net value of the assets held by the GDX Fund and, therefore, reduce value of the shares of the GDX Fund.

As of October 31, 2016 the GDX Fund's five largest company holdings include: Barrick Gold Corporation (9.57%), Newmont Mining Corporation (9.17%), Newcrest Mining Ltd. (6.27%), Goldcorp Inc. (6.05%) and Franco-Nevada Corporation (5.42%).

In making your investment decision you should review the prospectus related to the GDX Fund, dated May 1, 2016, filed by the Trust ("the GDX Fund Prospectus") available at:

https://www.sec.gov/Archives/edgar/data/1137360/000093041316006598/c83635_485bpos.htm

In addition, the GDX Fund Prospectus is available on GDX Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the GDX Fund Prospectus entitled "Principal Risks of Investing in the Fund" and "Principal Investment Strategies" TD has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, these Terms or any accompanying prospectus.

The GDX Fund's website is http://www.vaneck.com/vaneck-vectors/equity-etfs/gdx/snapshot/. Shares of the GDX Fund are listed on the NYSE Arca under ticker symbol "GDX."

Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-123257 and 811-10325.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. TD has not conducted any independent review or due diligence of any publicly available information with respect to the underlying Reference Asset.

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Reference Asset for each quarter in the period from January 2, 2008 through December 27, 2016. On December 27, 2016, the Closing Price of the Reference Asset was $19.87. The dotted line represents the Barrier Price of $11.922, which is equal to 60% of the Closing Price of the Reference Asset on December 27, 2016. The historical performance of the Reference Asset should not be taken as an indication of its future performance,

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and no assurance can be given as to the market price of the Reference Asset on any Valuation Date (including the Final Valuation Date).

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Professional® (“Bloomberg”).

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$42.28	$36.67	$39.42	September 28, 2012	$54.81	$40.70	$53.71
June 30, 2008	$42.74	$37.03	$37.89	December 31, 2012	$54.25	$44.85	$46.39
September 30, 2008	$45.80	$34.65	$45.10	March 28, 2013	$47.09	$35.91	$37.85
December 31, 2008	$52.48	$42.64	$45.85	June 28, 2013	$37.45	$22.22	$24.41
March 31, 2009	$56.29	$46.50	$47.75	September 30, 2013	$30.43	$22.90	$25.06
June 30, 2009	$51.40	$42.38	$48.52	December 31, 2013	$26.52	$20.39	$21.12
September 30, 2009	$50.84	$27.95	$34.08	March 31, 2014	$27.73	$21.27	$23.60
December 31, 2009	$33.96	$16.38	$33.88	June 30, 2014	$26.45	$22.04	$26.45
March 31, 2010	$38.57	$28.20	$36.88	September 30, 2014	$27.46	$21.35	$21.35
June 30, 2010	$44.55	$30.95	$37.76	December 31, 2014	$21.94	$16.59	$18.38
September 30, 2010	$48.00	$35.14	$45.29	March 31, 2015	$22.94	$17.67	$18.24
December 31, 2010	$54.78	$41.87	$46.21	June 30, 2015	$20.82	$17.76	$17.76
March 31, 2011	$50.17	$40.22	$44.41	September 30, 2015	$17.85	$13.04	$13.74
June 30, 2011	$54.07	$46.36	$51.96	December 31, 2015	$16.90	$13.08	$13.72
September 30, 2011	$56.66	$47.09	$55.93	March 31, 2016	$20.86	$12.47	$19.98
December 30, 2011	$63.80	$54.28	$61.47	June 30, 2016	$27.70	$19.53	$27.70
March 30, 2012	$60.79	$53.12	$60.06	September 30, 2016	$31.32	$25.45	$26.43
June 29, 2012	$63.95	$51.80	$54.59	December 27, 2016*	$25.96	$18.99	$19.87

*This pricing supplement includes information for the fourth quarter of 2016 for the period October 1, 2016 through December 27, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

The graph below illustrates the performance of the Reference Asset from January 2, 2008 to December 27, 2016.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

General. The following is a general description of the U.S. federal tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of the U.S. and Canada of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes (and of having agreed to the required tax treatment of your Notes described below) and as to the application of state, local or other tax (including non-U.S. tax) laws to your investment in your Notes and the possible effects of changes in federal or other tax laws.

This discussion is applicable to you only if you are a U.S. holder.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Notes as pre-paid derivative contracts with respect to the Reference Asset.

Pursuant to this treatment, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Upon sale, exchange, automatic call, or redemption at maturity of your Notes, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for accrued and unpaid Contingent Interest Payments treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Valuation Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Because the Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a “constructive ownership transaction” under Section 1260. If the Notes were treated as a “constructive ownership transaction” certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the sale, exchange, automatic call, or redemption at maturity of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences— Section 1260” of the product prospectus supplement.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further herein. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein.

Possible Change in Law. The IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis and they are seeking taxpayer comments on

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the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

Additionally, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no Contingent Interest Payments over the entire term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2016, is $12,400). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, the Agent will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or has offered the Notes directly to investors. The Agent may resell the Notes to other registered broker-dealers at the public offering price less a concession not in excess of $30.00 (3.00%) per Note. The Agent or other registered broker-dealers have offered the Notes at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Notes in these accounts may be as low as $970.00 (97.00%) per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Delivery of the Notes will be made against payment for the Notes on December 30, 2016, which is the third (3rd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We, TDS or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS or a third party informs such purchaser otherwise in the confirmation of sale.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for the Issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 31, 2016 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by the Bank on May 31, 2016.

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 31, 2016, which has been filed as Exhibit 5.2 to the registration statement on form F-3 filed by TD on May 31, 2016.

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